Exhibit 10.62
AMENDMENT NO. 4 TO THE
ADVOCAT INC.
1994 INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN
FOR KEY PERSONNEL
     Amendment No. 4 to the Advocat Inc. (the “Corporation”) 1994 Incentive and Nonqualified Stock Option Plan for Key Personnel authorizes the Committee to permit an Option holder to pay the Option price by using the “net exercise” method. Capitalized terms used in the Amendment No. 4, if not otherwise defined herein, shall have the respective meanings attributed to such terms in the Plan.
     The 1994 Incentive and Nonqualified Stock Option Plan for Key Personnel is hereby amended by striking Subparagraph 7(e) in its entirety and inserting the following in lieu thereof:
     (e) Payment and Withholding.
     (i) Payment for all shares purchased pursuant to exercise of an Option will be made in cash, by delivery of unrestricted shares of Common Stock at Fair Market Value on the date of exercise, or a combination thereof. The payment will be made at the time the Option or any part thereof is exercised, and no shares will be issued until full payment therefor has been made. Payment in currency or by check, bank draft, cashier’s check or postal money order will be considered payment in cash.
     (ii) Notwithstanding the subparagraph 7(e)(i), the Committee may in its discretion permit the Option price to be paid by the “net exercise” of such Option In such case, the Company will not require a cash payment of the Option price, but will reduce the number of shares of Common Stock issued upon the exercise of such Option by the largest number of whole shares of Common Stock that have a Fair Market Value which does not exceed the aggregate Option price with respect to the portion of such Option that is being exercised. With respect to any remaining balance of the aggregate Option price, the Company shall accept a cash payment. Upon the “net exercise” of an Option (A) shares used to pay the Option price, (B) shares actually delivered to the Option holder as a result of such exercise, and (C) shares withheld for purposes of tax withholding, will no longer be outstanding under such Option (and will therefore no longer be exercisable by the holder).
     (iii) In addition to the Option price, the Corporation will have the right, if applicable, to require the holder of an Option to remit to the Corporation an amount sufficient to satisfy any federal, state or local withholding tax liability prior to the delivery of any certificate or certificates for shares issuable upon exercise of the Option.

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